MiNK Therapeutics Reports Second Quarter 2026 Financial Results and Reports Observations from Randomized Phase 2 Trial of agenT-797 in Acute Lung Injury

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First patients treated in randomized Phase 2 trial C-1300-02 were alive at Day 28, with improved oxygenation, infection control, and liberation from ventilator and vasopressor support
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Serum and bronchoalveolar lavage analyses showed reduced inflammatory markers and biologic changes associated with immune recovery and tissue repair; no major serious adverse events were attributed to agenT-797
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First paid international named-patient access program established for physicians to request access to agenT-797, subject to per-patient regulatory authorization; building cross-border infrastructure and access to an off-the-shelf cell therapy

NEW YORK, NY — August 13, 2026 (GLOBE NEWSWIRE) — MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company pioneering off-the-shelf allogeneic invariant natural killer T (iNKT) cell therapies for cancer and immune disorders, today reported financial results for the second quarter ended June 30, 2026, and provided an update on the clinical advancement of its lead candidate, agenT-797.

The second quarter marked MiNK's transition from single-arm clinical experience to randomized clinical validation. The Company dosed its first patient in C-1300-02 within days of Ministry of Health authorization in Ukraine, and has since reported Day 28 observations in ventilated, critically ill patients treated in an active conflict environment — a pace made possible by a therapy that ships from inventory and requires no apheresis, patient-specific manufacturing, HLA matching, or lymphodepletion.

“This quarter reflects the transition of our iNKT platform from scientific thesis to clinical execution,” said Jennifer Buell, Ph.D., President and Chief Executive Officer of MiNK Therapeutics. “Severe lung injury remains one of the largest unresolved problems in medicine, with no approved therapy shown to reduce mortality. Our randomized study in acute lung injury and ARDS gives us an opportunity to test that thesis prospectively while also demonstrating an important practical advantage of agenT-797. It is an off-the-shelf therapy that can be rapidly deployed without patient-specific manufacturing, HLA-matching or lymphodepletion. As our programs advance, we are building a body of clinical evidence around the potential of iNKT cells to restore immune function across therapeutic areas.”

Second Quarter 2026 and Recent Highlights

Randomized Phase 2 Trial in Acute Lung Injury and ARDS

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Targets a high-mortality unmet need in critical care. Acute lung injury and ARDS remain among the most serious unresolved conditions in critical care, with mortality exceeding 40-50% and no approved therapies shown to reduce mortality.i Critically ill patients often deteriorate because severe lung injury can trigger broader immune dysfunction, including impaired pathogen control, infection susceptibility, and organ dysfunction.
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Randomized Phase 2 dosing initiated in May 2026. MiNK began dosing at First Lviv Territorial Medical Union in Lviv, Ukraine, in collaboration with UNBROKEN Ukraine, within days of receiving Ministry of Health authorization. C-1300-02 (NCT07615010) is evaluating agenT-797 plus standard of care versus placebo plus standard of care in adults with acute lung injury and moderate-to-severe hypoxemic respiratory failure meeting Global ARDS Definition criteria. The study is being conducted under an active U.S. IND.
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Initial Day 28 observations presented at the Military Health System Research Symposium (MHSRS). Dr. Terese C. Hammond, M.D., Head of Inflammatory and Pulmonary Diseases at MiNK, presented initial observations with co-authors from First Lviv Territorial Medical Union. The initial agenT-797–treated patients were alive and afebrile at Day 28, with improved oxygenation and liberation from ventilator and vasopressor support. Microbiologic findings indicated control of baseline infections. Serum and bronchoalveolar lavage analyses showed reduced inflammatory markers and biologic changes associated with immune recovery, epithelial repair and pulmonary vascular recovery. No major serious adverse events were attributed to agenT-797 in these initial patients.

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U.S. expansion in progress. Enrollment continues in Lviv, and activation of U.S. clinical centers is underway. Additional data are expected in early 2027.

Paid International Named-Patient Access

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First paid international access program established. MiNK is collaborating with Orphan Drug Consulting (ODC) to support physician-initiated requests for agenT-797 for individually identified patients. The program expands access for patients with serious unmet medical need and provides MiNK with program revenue for product supplied. Each request is initiated by the treating physician and remains subject to case-by-case Brazilian regulatory authorization. The program is not a commercial launch or marketing authorization.
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Access, revenue and scalable international infrastructure. ODC supports local regulatory submissions, importation, cold-chain logistics and pharmacovigilance. Product will be supplied on a paid, per-patient basis in accordance with applicable Brazilian access regulations. The program may result in non-promotional income to MiNK while establishing the operational infrastructure needed to support responsible access to agenT-797 in additional international markets.

Translational and Scientific Progress

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ATS 2026 and peer-reviewed publication (May 2026). Data presented at the American Thoracic Society International Conference and published concurrently in Clinical Immunology Communications showed pathogen suppression, lung immune restoration and activation of tissue-repair pathways following administration of agenT-797 and N-803 (Anktiva®), an FDA-approved IL-15 superagonist, in Coccidioides infection.
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ASGCT 2026 (May 2026). MiNK presented clinical evidence that a single off-the-shelf iNKT-cell product manufactured from the same donor batch produced context-dependent immune activity—immune activation in cancer and anti-inflammatory activity in ARDS—without genetic engineering.

Financial Results

Cash and cash equivalents were $8.8 million as of June 30, 2026, compared with $9.5 million as of March 31, 2026, and $13.4 million as of December 31, 2025. Net loss for the second quarter of 2026 was $3.1 million, or $0.62 per share, compared with $4.2 million, or $1.06 per share, for the second quarter of 2025. For the six months ended June 30, 2026, net loss was $5.9 million, or $1.20 per share, compared with $7.0 million, or $1.76 per share, for the same period in 2025. The year-over-year improvement reflects continued expense discipline.

Second Quarter 2026 Financial Results Conference Call and Webcast

MiNK will host a conference call and webcast today at 8:30 a.m. ET to discuss its financial results, provide clinical updates on agenT-797 in lung injury and highlight important business updates.

Conference Participant Dial Information
United States - New York	(646) 307-1963
USA & Canada - Toll-Free	(800) 715-9871
Conference ID -	8767945

Webcast & Replay Information
Live event link: https://edge.media-server.com/mmc/p/zkuebhpc
Webcast Replay: https://investor.minktherapeutics.com/events-and-presentations

About Mink Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company developing off-the-shelf allogeneic iNKT cell therapies for life-threatening conditions driven by immune dysfunction. The company's lead program, agenT-797, is being evaluated in acute lung injury and critical illness, with a pipeline that extends across immuno-oncology, transplant medicine, and other settings where dysregulated immunity is a driver of morbidity and mortality. MiNK believes that iNKT cell biology, because of its regulatory role across innate and adaptive immunity, may represent a foundational approach to immune restoration applicable across a broad range of conditions. For more information, visit www.minktherapeutics.com.

About the Named-Patient Access Program in Brazil

Named-patient access refers to a physician-initiated request for an unregistered medicine for an individually identified patient, subject to authorization by the competent health authority. MiNK's program launched in Brazil and is administered in collaboration with Orphan Drug Consulting (ODC), which acts as MiNK's local partner for per-patient regulatory submissions, importation, cold-chain handling, and adverse event reporting. Access under the program is initiated only by a treating physician, who is responsible for determining whether use is medically appropriate for a particular patient, for obtaining informed consent, and for the clinical management and monitoring of that patient. MiNK does not identify, recruit, solicit, or select patients, does not compensate physicians for requesting the product, and does not conduct promotional activity with respect to agenT-797 in Brazil or in any other jurisdiction. agenT-797 has not been approved for marketing by the Brazilian Health Regulatory Agency (ANVISA), the U.S. Food and Drug Administration, or any other regulatory authority, and its safety and efficacy have not been established. Availability under the program does not imply that agenT-797 is safe or effective for any use, and the program is not a commercial launch. The program is separate from, and is not a substitute for, participation in MiNK's clinical trials; patients who may be eligible for C-1300-02 or another MiNK-sponsored study will be directed to those studies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the therapeutic potential, safety, clinical benefit, and development plans for agenT-797 and MiNK's other iNKT-based programs; the design, enrollment, site activation, and timing of data from the C-1300-02 trial; the establishment, scope, operation, regulatory basis, and continuation of the Company's named-patient access program in Brazil, including whether per-patient authorizations will be granted and whether the program will generate any receipts; the sufficiency of the Company's cash resources and expected operating runway; and anticipated milestones. Initial observations from a small number of patients in an ongoing, blinded randomized trial are preliminary, are not controlled comparisons, and may not be predictive of results in additional patients or of the trial's ultimate outcome. Observations from patients treated outside of a controlled clinical trial, including under a named-patient program, are uncontrolled and are not evidence of safety or efficacy. Actual results may differ materially from those expressed or implied. These statements involve risks and uncertainties, including those described under “Risk Factors” in MiNK's most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. MiNK undertakes no obligation to update these statements except as required by law.

References

i Bellani G, Laffey JG, Pham T, et al. Epidemiology, Patterns of Care, and Mortality for Patients with Acute Respiratory Distress Syndrome in Intensive Care Units in 50 Countries. JAMA. 2016;315(8):788–800.

Contacts

Investor Contact: 917-362-1370 | investor@minktherapeutics.com
Media Contact: 781-674-4428 | communications@minktherapeutics.com

Source: MiNK Therapeutics